Exhibit 99.1

CONTACT:	Thomas M. Kitchen	FOR IMMEDIATE RELEASE
Stewart Enterprises, Inc.
1333 S. Clearview Parkway
New Orleans, LA 70121
504-729-1400
STEWART ENTERPRISES PROVIDES PRELIMINARY INFORMATION
FOR FISCAL YEAR 2005
NEW ORLEANS, LA, December 21, 2005... Stewart Enterprises, Inc. (Nasdaq NMS: STEIE) reported today preliminary operating and financial information for the fourth quarter and fiscal year ended October 31, 2005. The Company is providing preliminary information as it has not completed its deferred revenue project, which is discussed in more detail below.
Despite the many challenges presented during fiscal year 2005, the Company achieved many accomplishments during the year. The Company produced strong cash flow, attained the strongest year-over-year same-store funeral call growth in twelve years and the lowest net debt in nine years. Following a challenging first quarter when same-store funeral calls declined 5.4 percent, the Company’s funeral businesses achieved a 0.9 percent increase in same-store funeral calls for the fiscal year and a 2.8 percent increase for the fourth quarter. Management believes this increase is a significant accomplishment given that this is the first year since 1994 that the Company has experienced positive year-over-year call growth, and believes that this strong growth in funeral calls is an early benefit from the execution of its strategic plan. Management believes this growth can also be attributed to the funeral home incentive compensation plan, which was implemented during the first quarter of fiscal year 2005. Same-store funeral operations exclude the three funeral homes impacted by Hurricane Katrina.
The Company exceeded its goal of 2.0 to 3.0 percent growth in average revenue per funeral service for fiscal year 2005 by achieving a 3.2 percent increase in average revenue per traditional funeral service and a 3.7 percent increase in average revenue per cremation service, excluding the impact of trust earnings. For the fourth quarter of fiscal year 2005, the Company’s funeral operations achieved a 3.6 percent increase in the average revenue per traditional funeral service and a 2.4 percent increase in the average revenue per cremation service, excluding the impact of trust earnings.

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During fiscal year 2005, the Company successfully completed the refinancing of its revolving credit facility and public notes. The Company paid approximately $29 million related to tender premiums, fees, expenses and accrued interest, which it borrowed as part of the refinancing, and has since reduced its debt balance by $36 million. As of October 31, 2005, total long-term debt was $410 million, cash was $41 million and net debt was $369 million. As of October 31, 2004, the Company had total long-term debt of $417 million, cash of $22 million and net debt of $395 million. The refinancing and debt reduction resulted in a decrease in interest expense of $17 million in fiscal year 2005, to $30 million. As of December 15, 2005, total long-term debt was $410 million and cash was $50 million, or net debt of $360 million.
Cash flow from operations for fiscal year 2005 was $79 million, free cash flow was $61 million and recurring free cash flow was $44 million compared to $94 million, $75 million and $42 million, respectively, in fiscal year 2004. Cash flow from operations and free cash flow include the following items: first, a cash inflow of approximately $19 million in 2005 for cash withdrawn from trust accounts during the year resulting from the determination during the deferred revenue project that those amounts had not been withdrawn in prior periods, even though the related services and merchandise had been delivered in prior periods; second, a cash outflow of approximately $2 million in 2005 for temporarily relocating the Company’s headquarters after Hurricane Katrina; and finally a cash inflow in 2004 of approximately $33 million from tax refunds received. The ratio of debt to recurring free cash flow at October 31, 2005 improved to 9.3 compared to 9.9 at October 31, 2004. (See tables under “Reconciliation of Non-GAAP Financial Measures.”) With a solid cash flow position and a reduced debt balance, the Company initiated a quarterly cash dividend, paying $8 million in dividends during the fiscal year while investing $14 million in stock repurchases. Since the inception of the Company’s stock repurchase program two and a half years ago, the Company has invested $33 million in stock repurchases and has board authorization to spend another $22 million for future repurchases under the current stock repurchase program.
For the fiscal year, the Company’s funeral and merchandise trust funds experienced a total return of 6.8 percent, and its perpetual care trust funds experienced a total return of 3.5 percent. For the last three years, the Company’s funeral and merchandise trust funds experienced a total return of 8.8 percent, and its perpetual care trust funds experienced a total return of 7.9 percent. These returns include realized and unrealized gains and losses.
During the fourth quarter, Hurricane Katrina flooded and severely damaged five cemeteries and three funeral homes in the New Orleans area. The Company had to temporarily relocate its executive offices and Shared Services Center to alternate locations until it was able to re-staff its headquarter building in suburban New Orleans in mid-October 2005. Hurricanes Katrina, Rita and Wilma also interrupted business in Florida, Alabama, Mississippi and Texas primarily due to evacuations and power-outages.

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The five cemeteries and three funeral homes in the New Orleans area that were affected by Hurricane Katrina represent approximately 4 percent of the Company’s annual revenue and approximately 5 percent of the Company’s annual gross profit. The Company’s mausoleum construction and sales business, Acme Mausoleum, which primarily operates in southwest Louisiana and Texas, was also negatively impacted by Hurricanes Katrina and Rita. Including Acme Mausoleum, the New Orleans area funeral home and cemetery operations represent approximately 6 percent of the Company’s annual revenue and gross profit. The Company has begun to repair the New Orleans facilities, which had a net book value prior to the storm of approximately $25 million, and has been conducting business in temporary facilities until repairs are completed. The Company believes that a significant portion of the loss suffered from Hurricane Katrina will be covered by insurance.
Despite the challenges these hurricanes imposed on the Company’s preneed sales force, preneed funeral and cemetery property sales increased 4 percent and 1 percent, respectively, for fiscal year 2005 compared to the prior year.
Offsetting the solid performance of the Company’s funeral business, costs increased significantly in fiscal year 2005, including increases in professional fees of $4 million and health insurance costs of $4 million compared to the prior year. Increases in professional fees were due primarily to the Company’s defense of certain litigation, the Section 404 internal controls review process, the deferred revenue project and additional audit related services.
In response to comments raised by the Staff of the Securities and Exchange Commission, the Company amended its Form 10-K for fiscal year 2004 to reflect an increase in the number of the Company’s operating and reportable segments, and to reflect a non-cash goodwill impairment charge in fiscal year 2002 and elimination of the goodwill impairment charge in fiscal year 2003. Also, effective November 1, 2004, the Company changed its method of accounting for selling costs related to preneed funeral and preneed cemetery sales as the Company concluded the new accounting method would be preferable to the old method because it will make its reported results more comparable with those of the two largest public death care companies, better align the costs of obtaining preneed contracts with the cash outflows associated with obtaining such contracts, and eliminate the burden of maintaining deferred selling cost records.
During fiscal year 2005, the Company commenced the deferred revenue project as defined below to verify the balances in deferred preneed funeral and cemetery revenue. The deferred revenue project has been comprehensive, time-consuming and expensive, and resulted in the Company’s inability to file a complete Form 10-Q for the quarter ended July 31, 2005.
Kenneth C. Budde, Chief Executive Officer, stated, “As we reflect on fiscal year 2005, we are proud of the many accomplishments we achieved as a company. We have significantly decreased interest expense, improved funeral operations and produced solid cash flow. We have initiated quarterly cash dividends and refreshed our stock

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buyback program. Additionally, fiscal 2005 marked the implementation of our strategic plan. One part of the plan focuses on putting people first — customers and employees — and growing the business organically. Another part of the plan focuses on growing the business through several initiatives that include, among others, expanding our product and service offerings to the cremation consumer, forging additional third-party affiliations and marketing additional products and services to our existing customer-base. In order to more effectively communicate within our organization and execute this strategic plan, we named Bud Kendrick as Chief Operating Officer and restructured from four into two operating divisions. With our newly restructured operating divisions and the execution of our strategic plan well under way, we are looking forward to the future.”
The Deferred Revenue Project
As previously reported, the Company undertook a project (“the deferred revenue project”) earlier this year to verify the balances in deferred preneed cemetery revenue and deferred preneed funeral revenue by physically reviewing most of the preneed cemetery and funeral service and merchandise contracts included in its backlog. Management believes that the deferred revenue project could result in a restatement of the Company’s prior period financial statements. Management believes that to the extent there is an adjustment, a significant portion of that adjustment would relate to the cumulative effect of adopting Staff Accounting Bulletin 101 (“SAB No. 101”) on November 1, 2000 and could impact reported earnings for periods subsequent to the implementation of SAB No. 101.
Management further believes that the adjustment, if any, would result in a non-cash adjustment to deferred revenue and to shareholders’ equity in an amount that should not exceed $60 million and could be materially less than that amount.
As previously reported, the Company filed a partially complete Form 10-Q for the quarter ended July 31, 2005 with the Securities and Exchange Commission. This filing was incomplete because it did not include the effects of any potential adjustments that may result from the completion of the deferred revenue project and did not include the effects of certain other adjustments described in the filings. Accordingly, it was filed without the certifications of the Company’s Chief Executive Officer and Chief Financial Officer and without the independent registered public accounting firm’s review being complete.
While the Company has made significant progress, it has not completed its overall review and reconciliation of deferred revenue. Accordingly, the Company will not report total revenue, margin or earnings per share information or final financial results for fiscal year 2005 until that project is complete.
Upon the Company’s completion of the deferred revenue project, the Company plans to issue a complete earnings release and hold a conference call to discuss its 2005 final results. The Company currently plans to complete the deferred revenue project in time to file its annual report on Form 10-K for fiscal year 2005 by the January 16, 2006 due date or within the extension period allowed by SEC rules to January 31, 2006. At the same time, the Company

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plans to amend the Form 10-Q for the quarter ended July 31, 2005 to note the project’s completion, to include the certifications of the Company’s Chief Executive Officer and Chief Financial Officer, to make any necessary adjustments as a result of the deferred revenue project and to note the completion of the review of the quarter by the Company’s independent registered public accounting firm.
Management’s estimate of the results and timing of completion of the deferred revenue project is a forward-looking statement that is subject to uncertainties. Important factors that could cause actual results and timing to differ materially from the estimate include whether the Company uncovers unanticipated issues or delays during its review of the remaining preneed contracts and the timing and results of the related audit by the Company’s independent registered public accounting firm.
Nasdaq Listing
As previously disclosed, the Company received a Staff Determination Letter from the Nasdaq Listing Qualifications Department on October 25, 2005 notifying the Company that because it filed its third quarter Form 10-Q prior to completion of the review by its independent registered public accounting firm and without the certifications of its Chief Executive Officer and Chief Financial Officer, the Company is not in compliance with the continued listing requirements of Nasdaq Marketplace Rule 4310(c)(14).
On November 17, 2005, the Company appeared before a Nasdaq Listing Qualifications Panel to seek an extension of time to complete the filing and thereby regain compliance with the listing standard. On December 12, 2005, the Company received a response from the Nasdaq Listing Qualifications Panel which granted the Company’s request for continued listing on the Nasdaq National Market of its Class A Common Stock, provided the Company files its completed Form 10-Q for the quarter ended July 31, 2005 and its Form 10-K for the fiscal year ended October 31, 2005 no later than February 15, 2006.
Founded in 1910, Stewart Enterprises is the third largest provider of products and services in the death care industry in the United States, currently owning and operating 231 funeral homes and 144 cemeteries. Through its subsidiaries, the Company provides a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.
Stewart Enterprises, Inc. will host its quarterly conference call for investors to discuss preliminary operating and financial information for fiscal year 2005 today at 10 a.m. Central Standard Time. The teleconference dial-in number is 800-811-8824. From outside the continental United States, call 913-981-4903. Interested parties may also listen to the live conference call via the Internet through Stewart Enterprises’ website at http://www.stewartenterprises.com. To participate, please call the number or go to the website at least 15 minutes prior to the call. A replay of the call will be available on the Company’s website until December 31, 2005. Additional investor information is available at http://www.stewartenterprises.com.

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE PERIODS ENDED OCTOBER 31, 2005 AND 2004
(Unaudited)
Free cash flow is defined as net cash provided by operating activities less maintenance capital expenditures. Recurring free cash flow is defined as free cash flow less the unusual items described below. Debt to recurring free cash flow refers to the amount of cash flow required to cover debt and equals total long-term debt divided by recurring free cash flow. Management believes these are useful measures of the Company’s ability to repay debt, make strategic investments, repurchase stock or pay dividends (subject to the restrictions in its debt agreements). The following table provides a reconciliation between net cash provided by operating activities (the GAAP financial measure that the Company believes is most directly comparable to free cash flow) and these free cash flow measures for the three and twelve months ended October 31, 2005 and 2004:

	Three Months Ended		Twelve Months Ended
Free Cash Flow	October 31,		October 31,
(Dollars in millions)	2005	2004	2005	2004
Net cash provided by operating activities	$20	$25	$79	$94
Less: Maintenance capital expenditures	6	6	18	19

Free cash flow	14	19	61	75
Less: Unusual items	(1) 13	—	(2) 17	(3) 33

Recurring free cash flow	$1	$19	$44	$42

Debt			$410	$417

Debt to recurring free cash flow			9.3	9.9

(1)	Includes a cash inflow of approximately $15 million during the quarter for cash withdrawn from trusts during the deferred revenue project that relates to services and merchandise delivered in prior periods, and includes a cash outflow of approximately $2 million during the fourth quarter for expenses related to temporarily relocating the Company’s headquarters to alternate locations after Hurricane Katrina.

(2)	Includes a cash inflow of approximately $19 million for cash withdrawn from trusts during the deferred revenue project that relates to services and merchandise delivered in prior periods, and includes a cash outflow of approximately $2 million for expenses related to temporarily relocating the Company’s headquarters to alternate locations after Hurricane Katrina.

(3)	Includes a cash inflow of approximately $33 million for tax refunds received.

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CAUTIONARY STATEMENTS
This press release includes forward-looking statements that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “project,” “will” and similar expressions. These forward-looking statements rely on assumptions, estimates and predictions that could be inaccurate and that are subject to risks and uncertainties that could cause actual results to differ materially from our goals or forecasts. These risks and uncertainties include, but are not limited to:
•	the final results of our deferred revenue project, which could result in a larger than expected impact to our previously reported financial information;

•	whether we are able to complete the deferred revenue project, and our independent registered public accounting firm is able to complete the audit of our financial statements for the fiscal year ended October 31, 2005, in time for our Form 10-K for fiscal year 2005 to be filed on time;

•	ongoing changes in information we collect about the effects of Hurricane Katrina on our properties, operations, and employees and changes in our preliminary analyses of the effect of the storm on our business;

•	the amount of insurance we can recover to offset our losses relating to the storm and changes in our assessment of the likelihood and amounts of those recoveries;

•	the effects of future hurricanes on our properties, operations and employees;

•	any adjustments to our goodwill impairment determinations or third quarter 2005 results that may be required by our independent registered public accounting firm as a result of their review;

•	any changes in our preliminary assessment of the impact of recent events on our liquidity, including our senior secured credit facility and senior notes;

•	effects of changes on revenues because of the number of deaths in our markets;

•	effects on our market share, prices, revenues and margins of intensified price competition or improved advertising and marketing by competitors, including low-cost casket providers and increased offerings of products or services over the Internet;

•	our ability to respond effectively to changing consumer preferences;

•	effects of increasing numbers of cremations on our revenues and market share;

•	changes in economic conditions and consumer confidence levels;

•	effects on our trust fund and escrow accounts of changes in stock and bond prices and interest and dividend rates;

•	effects of increased costs on earnings and cash flow;

•	effects on preneed sales of changes made to contract terms, sales force compensation or a weakening economy;

•	our ability to sell certain under-performing operations;

•	impairment charges due to changes in expected asset sale prices;

•	our ability to generate sufficient cash to service our debt;

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•	effects on cash flow as a result of preneed sales;

•	effects of increases in interest rates on our variable-rate long-term debt;

•	effects of covenant restrictions under our senior secured credit facility on our flexibility in operating our business;

•	outcomes and effects of pending lawsuits and proceedings against us;

•	our ability to consummate acquisitions;

•	impact of our initiatives and strategic plan;

•	effects of changes in revenue on our cash flow and profits;

•	effects of regulatory and legal changes on our costs and cash flow;

•	effects of changes in accounting principles on our reported results;
and other risks and uncertainties described in our Form 10-Q for the quarter ended July 31, 2005 and our other filings with the SEC. We disclaim any obligation or intent to update or revise any forward-looking statements in order to reflect events or circumstances after the date of this release.

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